EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT
     The following entities are wholly-owned subsidiaries of Commerce Energy Group, Inc.:

Jurisdiction of
Name	Organization
Commerce Energy, Inc.	California
Skipping Stone Inc.	Delaware
UtiliHost, Inc.	Delaware